Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

TARGA RESOURCES FINANCE CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Targa Resources Finance Corporation, a corporation organized and existing under the law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Company duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Company in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “Delaware Code”):

Article SECOND of the Certificate of Incorporation is hereby replaced in its entirety by the following:

“SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.”

SECOND: That the foregoing amendment to the Certificate of Incorporation was duly adopted and approved by the written consent of the sole stockholder of all of the shares of capital stock entitled to vote thereon in accordance with the provisions of Section 228(a) and 242 of the Delaware Code.

THIRD: That the foregoing amendment was duly adopted in accordance with the requirements of Section 242 of the Delaware Code.

IN WITNESS WHEREOF, Targa Resources Finance Corporation has caused this certificate to be executed by the undersigned this 3rd day of February, 2006.

TARGA RESOURCES FINANCE CORPORATION

By:	/s/ Rene R. Joyce
Name:	Rene R. Joyce
Title:	Chief Executive Officer